Exhibit 10.1
CENTEX CORPORATION
2003 ANNUAL INCENTIVE COMPENSATION PLAN
(Amended and Restated Effective January 1, 2008)
     1. Objective. The Centex Corporation 2003 Annual Incentive Compensation Plan (the “Plan”) is designed to retain selected executive officers of Centex Corporation, and reward them for making significant contributions to the success of Centex Corporation. These objectives are to be accomplished by making annual awards under the Plan and thereby providing Participants with a financial interest in the overall performance and growth of Centex Corporation. The Plan and Awards granted hereunder are intended to be exempt from the requirements of Section 409A of the Code, and shall be interpreted and administered in a manner consistent with that intent.
     2. Definitions. As used herein, the terms set forth below shall have the following respective meanings:
     “Act” means the Securities Exchange Act of 1934, as amended.
     “Affiliate” means any direct or indirect subsidiary or parent of Centex Corporation and any partnership, joint venture, limited liability company or other business venture or entity in which Centex Corporation owns directly or indirectly at least 80% of the ownership interest in such entity, as determined by the Committee in its sole and absolute discretion (such determination by the Committee to be conclusively established by the grant of an Award by the Committee to an officer or employee of such an entity).
     “Award” means an incentive compensation award payable in cash and granted to a Participant pursuant to any applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.
     “Award Agreement” means a written agreement between Centex Corporation and a Participant that sets forth the terms, conditions and limitations applicable to an Award.
     “Beneficiary” means such person or persons, or the trustee of an inter vivos trust for the benefit of natural persons, designated by the Participant in a written election form filed with the Committee as entitled to receive the Participant’s Award(s) in the event of the Participant’s death, or if no such election form shall have been so filed, or if no designated Beneficiary survives the Participant or can be located by the Committee, the person or persons entitled thereto under the last will of such deceased Participant, or if such decedent left no will, to the legal heirs of such decedent determined in accordance with the laws of intestate succession of the state of the decedent’s domicile.
     “Board” means the Board of Directors of Centex Corporation as the same may be constituted from time to time.
     “Centex Corporation” means Centex Corporation, a Nevada corporation, or any successor thereto.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Committee” means the Compensation Committee of the Board.
     “Employment” means employment with Centex Corporation or an Affiliate.

     “Fiscal Year” means April 1 through March 31.
     “Participant” means an executive officer of Centex Corporation who signs an Award Agreement.
     “Plan” means this Centex Corporation 2003 Annual Incentive Compensation Plan, as set forth herein and as may be amended from time to time.
     A pronoun or adjective in the masculine gender includes the feminine gender, and the singular includes the plural unless the context clearly indicates otherwise.
     3. Eligibility. Only executive officers of Centex Corporation are eligible to participate in this Plan. The Committee shall select the Participants in the Plan from time to time as evidenced by the execution of Award Agreements under the Plan.
     4. Plan Administration. The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or appropriate in its sole discretion. All decisions of the Committee shall be binding and conclusive on the Participants. The Committee shall determine all terms and conditions of the Awards.
     No member of the Committee shall be liable for anything done or omitted to be done by him or by any member of the Committee in connection with the performance of any duties under this Plan, except for his own willful misconduct or as expressly provided by statute.
     5. Awards and Limitations Thereon. An Award will be paid only if specified performance goals set forth in an Award Agreement have been achieved during the course of the relevant Fiscal Year (or such shorter period as may be determined by the Committee) by an individual, Centex Corporation, an Affiliate, or one or more business units of Centex Corporation or an Affiliate, as applicable. The amount of the Award will be determined by reference to the formula contained in the relevant Award Agreement, which will describe the performance goal or goals and the percentage of the potential Award to be paid depending upon what level of the performance goal(s) is achieved. By way of example, and not limitation, if the performance goal is return on beginning stockholders equity of Centex Corporation, the formula will set forth different levels of return and the Award to be paid depending upon the level of return achieved. Performance goals will be established no later than the earlier to occur of (x) 90 days after the commencement of the period of service to which the performance goal relates and (y) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is still substantially uncertain. Performance goals may include: (a) earnings, either in the aggregate or on a per-share basis, reflecting such dilution of shares as the Committee deems appropriate, including operating earnings, pre-tax earnings, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization; (b) gross or net revenue; (c) operating or net cash flow; (d) financial return ratios (e.g., return or net return on one or more of the following: assets, net assets, equity, invested capital, revenue); (e) margins, including net, operating or pre-tax margins; (f) total shareholder return; (g) financial ratios (e.g., debt to capitalization or debt to equity); (h) growth in financial measures or ratios (e.g., revenue, earnings, cash flow, stockholders’ equity, margins); or (i) customer satisfaction, based on specified objective goals, or a customer survey sponsored by Centex Corporation, an Affiliate, or one or more business units of Centex Corporation or an Affiliate, as applicable. Unless otherwise stated, such a performance goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to performance goals, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation §1.162-27(e)(2)(i), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions.

     The maximum Award that may be paid to any Participant under this Plan for a Fiscal Year is an amount equal to two percent (2%) of the reported consolidated net income of Centex Corporation and subsidiaries for such Fiscal Year.
     Payment of an Award will be made to the Participant within 2 1/2 months following the conclusion of a Fiscal Year upon the conditions that (a) the performance goal or goals specified in the relevant Award Agreement have been achieved and (b) the Committee has reviewed and approved the Award. Notwithstanding the foregoing, payment may be made after the 2 1/2 month period if it is administratively impracticable to make payment by the end of the 2 1/2 month period and the requirements of Treasury Regulation § 1.409A-1(b)(4) are otherwise satisfied.
     If during the course of a Fiscal Year the Participant takes a position with Centex Corporation or an Affiliate which is materially different from the position which he or she occupied at the commencement of such Fiscal Year, and the Committee determines that such new position does not involve comparable or greater executive responsibilities than were enjoyed by such Participant at the beginning of such Fiscal Year, then the relevant Award Agreement will automatically be terminated. The Committee will decide, in its sole and absolute discretion, whether the Participant will receive a prorated Award for such Fiscal Year or will forfeit any interest in any Award for such Fiscal Year. Such a prorated Award will only be paid if the Committee determines that the relevant performance goals have been achieved.
     In the event that the Participant is not an employee on the last day of the Plan year, the Award will be treated as set forth in the applicable Award Agreement or as otherwise specified by the Committee.
     6. Tax Withholding. Centex Corporation shall deduct applicable taxes with respect to the payment of any Award and to take such other action as may be necessary in the opinion of Centex Corporation to satisfy all obligations for withholding of such taxes.
     7. Non-Assignability. Unless otherwise determined by the Committee, no Award or any other benefit under this Plan shall be assignable or otherwise transferable except to a Beneficiary or by will, the laws of descent and distribution or a domestic relations order. The Committee may prescribe other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Section 7 shall be null and void.
     8. Change in Control and Certain Corporate Transactions. Notwithstanding anything to the contrary above, a change in control (as specified below), shall cause the maximum Award to each Participant for the then current fiscal year to be paid to the Participant, immediately prior to such change in control, without regard to the determination as to the periods or achievement of the objective performance goals. For purposes of this Section 8, a change in control shall be deemed to have taken place if there occurs a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Act whether or not the Corporation is then subject to such reporting requirement: provided that without limitation such a change in control shall be deemed to have occurred if:
     (i) a third person, including a “Group” as defined in Section 13(d)(3) of the Act, becomes the beneficial owner of shares of the twenty-five cents ($0.25) par value common stock of Centex Corporation having 50% or more of total number of votes that may be cast for the election of Directors of Centex Corporation; or
     (ii) as a result of, or in connection with, a contested election for Directors, persons who were Directors of Centex Corporation immediately before such election shall cease to constitute a majority of the Board.
     9. Plan Year. The plan year will be coterminous with the Fiscal Year, while this Plan is in effect. This Plan will govern annual cash incentive compensation payments following March 31, 2003.

     10. Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the shareholders of Centex Corporation, to the extent such approval is required by applicable legal requirements.
     11. No Employment Guaranteed. No provision of this Plan or any Award Agreement hereunder shall confer any right upon any executive officer to continued Employment.
     12. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Act or other securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas, without reference to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction.

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